SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                                NETCURRENTS, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                    95-4233050
   (State or other jurisdiction of                    (I.R.S. Employer
   incorporation or organization)                    Identification No.)

    9720 WILSHIRE BOULEVARD, SUITE 700, LOS ANGELES, CA 90212 (310) 860-0200 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                                  -------------
                                   IRWIN MEYER
                             CHIEF EXECUTIVE OFFICER
                                NETCURRENTS, INC.
            9720 WILSHIRE BOULEVARD, SUITE 700, LOS ANGELES, CA 90212
                                 (310) 860-0200
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                                  -------------
                                   Copies to:
                          LINDA GIUNTA MICHAELSON, ESQ.
                    TROOP STEUBER PASICH REDDICK & TOBEY, LLP
                       2029 CENTURY PARK EAST, 24TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 728-3316

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=============================================================================================
                                      Proposed Maximum   Proposed Maximum
  Title Of Shares     Amount To Be     Aggregate Price       Aggregate           Amount Of
 to be Registered      Registered       Per Share(1)     Offering Price(1)   Registration Fee
---------------------------------------------------------------------------------------------
   Common Stock      4,270,000             $7.078          $30,223,060          $7,978.89
=============================================================================================

 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of Registrant's Common Stock reported on the Nasdaq SmallCap Market on March 16, 2000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                4,270,000 SHARES

                                NETCURRENTS, INC.

                                  COMMON STOCK

         The parties listed in this prospectus under the caption "Selling Security Holders" may from time to time offer and sell up to 4,270,000 shares of our common stock.

         The selling security holders may offer their shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from this offering.

         Our common stock is publicly traded on the Nasdaq SmallCap Market under the symbol "NTCS." On March 15, 2000, the closing bid price for the common stock on the Nasdaq SmallCap Market was $7.34375.

         AN INVESTMENT IN THESE SECURITIES IS RISKY. YOU SHOULD ONLY PURCHASE THESE SHARES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a Registration Statement on Form S-3 with respect to this offering of our common stock. This prospectus only constitutes part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, its exhibits and its schedules.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms. We are also listed on the Nasdaq SmallCap Market. Our periodic reports, proxy statements and other information can be inspected at the offices of Nasdaq at 1735 K Street, NW, Washington, DC, 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them. This prospectus incorporates important business and financial information about us, which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

         We incorporate by reference:

          (1) Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999;

          (2) Our Quarterly Report on Form 10-QSB, as amended, for the quarter ended September 30, 1999;

          (3)  Our Definitive Proxy Statement filed on November 17, 1999;

          (4) Our Current Report on Form 8-K, filed on December 29, 1999 (reporting Item 2);

          (5) Our Current Report on Form 8-K, filed on December 30, 1999 (reporting Item 5);

          (6) Our Current Report on Form 8-K, filed on February 4, 2000 (reporting Item 8);

          (7)  Our Current Report Form 8-K/A, filed on March 6, 2000 (reporting
               Item 7);

          (8)  Our Current Report on Form 8-K, filed on March 9, 2000 (reporting
               Item 5);

          (9) The description of our common stock contained in our Registration Statement on Form 8-A filed on September 9, 1996; and

          (10) Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the shares offered by the Selling Security Holders have been sold.

         You may obtain a copy of these filings without charge by writing or calling us at:

                                NetCurrents, Inc.
            9720 Wilshire Boulevard, Suite 700, Los Angeles, CA 90212
              Attention: Arthur Bernstein, Executive Vice President
                                 (310) 860-0200

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the documents we have incorporated by reference is accurate as of any date other than the date on the front of those documents.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve risks and uncertainties that address:

          - trends affecting our financial condition or results of operations;
          -    the impact competition has on our business;
          -    our strategies concerning the expansion of our operations; and
          - our plans to integrate our most recent acquisition and grow the business we acquired.

         These forward-looking statements may be found in "Prospectus Summary," "Risk Factors," "Use of Proceeds" and elsewhere in this prospectus. In some cases you can identify forward-looking statements by terminology including "believes," "anticipates," "expects," "estimates," "may," "will," "should," "could," "plans," "predicts," "potential," "continue," or similar terms.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus. We undertake no duty to update any of the forward-looking statements after the date of this prospectus, even if new information becomes available or other events occur in the future. All forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary notice.

                               PROSPECTUS SUMMARY

         THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS CONTAINED IN THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE.

OUR COMPANY

         We are a highly specialized company providing services designed to assist corporations in the management of Internet information.

         In December 1999, our shareholders approved the change in our company's name from "IAT Resources Corporation" to "NetCurrents, Inc." ("NetCurrents") (NASDAQ:NTCS) and also approved the merger (the "Merger") of NetCurrents Services, Inc. ("NC Services") (previously known as Infolocity, Inc.) with and into us, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of November 1, 1999. The Effective Date of the Merger was December 22, 1999. Through our wholly-owned NC Services subsidiary, we have developed a proprietary search technology designed to search for, identify, extract, analyze and deliver specific information derived form the Internet. This information is obtained using NC Services' proprietary real-time search engine and includes data from a wide range of sources on the Internet including: portals, web sites, discussion groups and message boards. Once the data is delivered, it is analyzed, formatted and made available in a variety of digital and graphical forms to our clients. The data has significant value to our clients in their decision-making processes and business planning. In September 1999, NC Services filed business application patents for its FIRST (Fast Internet Real Time Search Technology).

         Our existing clients include public and private companies. We believe our prospective clients may also include stock exchanges, government agencies and other organizations. We are focusing on the business-to-business segment, which we believe to be the fastest growing Internet market.

OUR INTERNET SERVICES PROVIDED THROUGH NC SERVICES

         Using proprietary, real-time technology, NC Services scans thousands of targeted Internet locations in minutes. Our staff of trained Internet Strategists provides clients with comprehensive qualitative analysis and professional counsel. Designed to meet their specific criteria, our products assist clients in the critical management of information found on the Internet.

INVESTORFACTS

         Our InvestorFacts service provides clients up to the minute, real-time notification of an extensive range of online information to assist them in minimizing the negative impact of fraudulent data or misinformation. Our proprietary search technology constantly monitors over 50,000 targeted Internet locations, message boards, e-publications and newsgroups based on specifically defined search terms selected by each client. Clients receive alert notifications indicating that a specified event has occurred whenever specific criteria have been met. We provide this information on a secure MyNetCurrents Portal available only to the client. InvestorFacts is designed to provide clients with an understanding of how the online community perceives their company, stock, executives, products and services.

CYBERFACTS

         As with InvestorFacts, CyberFacts tracks and monitors more than 50,000 message boards, e-publications, newsgroups and Internet locations. Our CyberFacts program includes a limited alert service. Our Internet Strategists filter and prioritize the information and assemble the postings to meet the clients' predetermined requirements. Internet Strategists identify and categorize information, and this information is used by the Company's clients as needed.

CYBERPERCEPTIONS

         CyberPerceptions is our most sophisticated service to date, which includes unique features and extensive reporting. Our CyberPerceptions' service permits clients to select five notification criteria for alerts, customize the frequency and range of their regular reporting, participate in a monthly strategy session with key our Internet Strategists, and receive monthly Competitive Intelligence reporting on two of the client's competitors or topics or interest, all in addition to the basic CyberFacts features. Our Internet Strategists track the overall reach of the client's company, products, or brands compared to competitors. CyberPerceptions clients have the added option of subscribing to Strategic Information Dissemination, Emergency Task Force services, or additional Competitive Intelligence reporting at special rates as needed.

SPECIAL SERVICES

         The Company offers clients additional services on an "as needed" basis.

OUR OTHER SERVICES AND PRODUCTS

         In addition, as part of our expansion into Internet technology development and integration, we have identified and made small investments in early and expansion stage companies which we believe have unique Internet-based hardware and/or software applications and which show promise as catalysts in the Internet and online commerce industries. For example, in early 1999, we purchased 150,000 shares of common stock of flowersandgifts.com, and 100,000 shares of common stock of Pacific Softworks, Inc. (43,000 shares of which we subsequently sold), a licensor of Internet-related software and related software development tools, which completed an initial public offering in June, 1999. We also have warrants to purchase up to an additional 100,000 shares of Pacific Softworks' common stock.

         In 1999, we changed our name to IAT Resources Corporation, after having previously operated under the name The Producers Entertainment Group Ltd. for approximately eight years. In December 1999, we changed our name to NetCurrents, Inc. Historically, we acquired, developed, produced and distributed dramatic, comedy, documentary and instructional television series and movies and theatrical motion pictures. However, in 1999 we redirected our core business toward the Internet and technology industry.

         While operating as The Producers Entertainment Group, in July 1998, we acquired MWI Distribution, Inc., which does business under the name MediaWorks International. MediaWorks International continues to distribute television and video programming in the international market, concentrating on children's and family programming and animation.

OUR STRATEGY

         Our long-term strategic plan is to become the acknowledged global authority and pre-eminent supplier of Internet-based information, analysis and stategic support. We will also evaluate horizontal and vertical acquisitions that have synergistic benefits to our strategic plan.

         The underlying concept of our strategic plan is to offer business-to-business services that will be driven by our proprietary technologies and whose functionality is a product of the search for, identification, extraction, analysis and delivery of specific information derived from thousands of targeted Internet locations in real time, 24 hours a day, seven days a week. Our Internet strategists use this data to create confidential reports and analyses that are integrated and made available on a customized, secure portal on a regular basis, as well as in the provision of strategic support services. In addition, we intend to explore various vertical markets where our combined technology, analytical tool set and strategic support can provide incremental value to prospective clients. We will continue to obtain search information by utilizing our proprietary search engine, and any enhancements or new software will be developed by our research and development team.

CORPORATE INFORMATION

         Our executive offices are located at 9720 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. Our telephone number is (310) 860-0200. Our NC Services subsidiary's offices are located at 1350 Old Bayshore Highway, Suite 30, Burlingame, California 94010. NC Services' phone number is 650-401-3200. Information on our web site does not constitute part of this prospectus.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

WE RECENTLY MERGED WITH NC SERVICES. IF WE FAIL TO GROW THE NC SERVICES BUSINESS OR IF WE CANNOT SUCCESSFULLY INTEGRATE NC SERVICES' BUSINESS INTO OURS, OUR BUSINESS AND FINANCIAL CONDITION COULD SUFFER.

         On December 22, 1999, we completed the acquisition of NC Services (previously known as Infolocity, Inc.), a privately held Internet company which, through its proprietary search technology, helps publicly traded companies minimize the impact of negative information posted on the Internet. This merger will necessarily involve the integration of two businesses that have previously operated independently. We merged with NC Services with the expectation that this merger would help us execute our plan to expand our core business into the Internet industry and provide us with further opportunities to promote synergistic business relationships among other Internet companies. However, we cannot be certain that our acquisition of NC Services will enable our business to realize a higher rate of growth. In addition, there can be no assurance that we will be able to successfully integrate the operations of NC Services into our existing operations or that we will realize all of the benefits expected from this integration. In order to achieve these anticipated benefits, we must efficiently, effectively and timely integrate NC Services' operations into ours. The combination of these businesses requires, among other things:

          - integration of management staffs and necessary support staffing to meet the combined entity's business growth opportunities;
          -    coordination of operations and marketing efforts; and
          -    location of adequate sources of additional funding.

         Full integration of these businesses requires considerable effort on the part of our management, who will need to dedicate considerable time toward integrating the financial and information systems, management staffs and organizational cultures of the separate businesses. We could experience problems associated with the integration, and the integration itself may not proceed efficiently or be successful. Any delay in completing the integration may negatively impact the combined entity's ability to provide ongoing quality products and services, which in turn may negatively impact the future revenues, net income and earnings per share of the combined entity. Additionally, unexpected costs incurred in connection with the integration could decrease operating margins and negatively impact net income and earnings per share of the combined entity. In addition, there can be no assurance that the operations, management and personnel of the businesses will be compatible or that NC Services will not experience the loss of key personnel, notwithstanding the fact that we have employment agreements with a number of these key employees. Furthermore, even if we successfully integrate NC Services' operations into ours, the combination may nevertheless adversely affect our business and results of operations by interrupting or interfering with our pre-existing business operations, diverting management's attention and resulting in additional management expenses.

ALTHOUGH WE CONTINUE TO OPERATE IN THE ENTERTAINMENT BUSINESS ON A SIGNIFICANTLY REDUCED SCALE, OUR PROSPECTS IN THE INTERNET SECTOR ARE DIFFICULT TO FORECAST BECAUSE WE HAVE ONLY BEEN TRANSITIONING TO THE INTERNET AND ONLINE COMMERCE INDUSTRIES SINCE FEBRUARY 1999.

         We announced our intention to expand our business in the Internet and electronic commerce industries in February 1999, and we have changed our core television production business to Internet technology services and integration. These industries are new, highly speculative and involve a substantial degree of risk. Since we are in an early stage of development in these rapidly evolving industries, our prospects are difficult to predict and could change rapidly and without warning. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of developing and expanding their business, particularly companies in the new and rapidly evolving Internet technology and online commerce markets. These risks include, but are not limited to, the inability to attract key personnel knowledgeable in the Internet markets, the inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the inability to manage potential growth. To address these risks, we must, among other things:

          -    successfully implement new business and marketing strategies;
          -    respond to competitive developments;
          -    expand our funding of early and expansion-stage companies; and
          -    attract and retain qualified personnel.

WE MAY NOT BE SUCCESSFUL IN ENTERING INTO THE INTERNET AND ONLINE COMMERCE FIELDS SINCE WE HISTORICALLY NEVER HAVE OPERATED IN THESE BUSINESSES. OPERATING IN THESE BUSINESSES WILL ALSO REQUIRE SUBSTANTIAL WORKING CAPITAL.

         The Internet and online commerce industries are relatively new business ventures for us, and are businesses in which we have not historically operated. Except for a limited number of officers, none of our current executives have experience operating Internet-related companies. Although we believe that our experience in the entertainment business lends itself well to these industries, we may not be able to operate successfully in them.

         In addition, our new business strategy, investment and acquisition activities will require substantial working capital. We spent substantial funds to acquire NC Services and will continue to spend substantial funds to market and expand our new business and to establish an effective management team with experience in the Internet and online commerce industries. We cannot assure you that we will be successful in any of these areas.

FUTURE ACQUISITIONS INVOLVE RISKS FOR US.

         We intend to evaluate future acquisitions of complementary product lines and businesses as part of our business strategy. Any future acquisitions may result in potentially dilutive issuances of equity securities, the use of our cash resources, the incurrence of additional debt and increased goodwill, intangible assets and amortization expense, which could negatively impact our profitability. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which we have no or limited direct prior experience, and the potential loss of key employees of the acquired company.

OUR GROWTH AND OPERATING RESULTS COULD BE IMPAIRED IF WE ARE UNABLE TO MEET OUR CURRENT LIQUIDITY AND CAPITAL RESOURCES REQUIREMENTS.

         We estimate that, as of December 31, 1999, taking into account our acquisition of NC Services, our cash commitments for the next twelve months will be approximately $12,500,000; a significant portion of this amount is allocated for requirements associated with the business of NC Services.

         We incur expenses associated with base compensation to key officers, independent contractors and consultants as well as expenses related to our principal executive office lease and the lease of the NC Services facilities. We incur other general and administrative costs such as:

         -   staff salaries;
         -   employee benefits;
         -   employer taxes;
         -   premiums on insurance policies;
         -   marketing costs;
         -   office expenses;
         -   professional fees;
         -   consulting fees; and
         -   other expenses.

With the acquisition of NC Services, we expect our expenses to increase significantly. In addition to general and administrative expenses, the required dividends on the shares of Series A Preferred Stock are $425,000 annually. The dividends on the Series A Preferred Stock may be paid either in shares of our common stock or in cash.

         In addition, while we believe the cash generated from operations will be sufficient to fund our business for the next 12 months, we cannot anticipate all of our future requirements. We may need to raise additional funding for the expansion of our business and marketing efforts, for example. However, if we must raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Any new securities could have rights, preferences and privileges senior to those of our common stock. Furthermore, we cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion of our business into the Internet and online commerce sectors.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

         For the fiscal years ended June 30, 1997, 1998 and 1999, and the three months ended September 30, 1999, we generated revenues of $5,521,441, $22,369,511, $2,936,718 and $120,251, respectively, and incurred net losses of $4,592,145, $1,411,916, $2,665,052 and $919,551, respectively (without giving effect to the payment in 1997, 1998 and 1999 of dividends of $425,000 annually, on the Series A Preferred Stock and payment in 1999 of dividends of $66,250 on the Series E Preferred Stock). As of September 30, 1999, we had an accumulated deficit of ($24,356,205). If the cash we generate from our operations cannot sufficiently fund possible future operating losses, we may need to raise additional funds. Additional financing may not be available in amounts or on terms acceptable to us, if at all.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND ARE UNPREDICTABLE. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE SIGNIFICANTLY.

         Our limited operating history in the Internet and online commerce industries makes it difficult to forecast accurately our revenues, operating expenses and operating results. As a result, we may be unable to adjust our spending in these areas in a timely manner to compensate for any unexpected revenue shortfall.

BECAUSE OF THE LIMITED BARRIERS TO ENTRY IN THE INTERNET AND ONLINE COMMERCE BUSINESSES, COMPETITION IN THESE MARKETS IS INTENSE. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE COMPETITORS THAT ENTER THESE MARKETS, OUR REVENUES AND OPERATING RESULTS COULD BE IMPAIRED.

         The Internet and online commerce markets are new, rapidly evolving and intensely competitive, and we expect that competition could further intensify in the future. Barriers to entry are limited, and current and new competitors can launch web sites and other similar businesses at a relatively low cost. Many of our current and potential competitors have longer operating histories and significantly greater financial, marketing and other resources than us. Increased competition may result in reduced operating margins and loss of market share.

         We have not yet determined whether we will be able to compete successfully against our current and future competitors. Further, as a strategic response to changes in the competitive environment, we may from time to time make marketing decisions or acquisitions that could adversely affect our business, prospects, financial condition and results of operations.

OUR GROWTH AND OPERATING RESULTS WILL BE IMPAIRED IF THE INTERNET AND ONLINE COMMERCE INDUSTRIES DO NOT CONTINUE TO GROW.

         Our growth and operating results depend in part on widespread acceptance and use of the Internet as a point of convergence in the telecommunications, entertainment and technology industries, as well as on continued consumer acceptance and use of the Internet for purposes of chat rooms and other forms of communication. These practices are at an early stage of development, and demand and market acceptance are uncertain.

         The Internet may not become a viable medium for telecommunications, entertainment and technology convergence or a healthy commercial marketplace due to inadequate development of network infrastructure and enabling technologies that address the public's concerns about:

          -    network performance;
          -    reliability;


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


          -    speed of access;
          -    ease of use; and
          -    bandwidth availability.

         In addition, the Internet's overall viability could be adversely affected by increased government regulation. Changes in or insufficient availability of telecommunications or other services to support the Internet could also result in slower response times and adversely affect general usage of the Internet. Also, negative publicity and consumer concern about the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of commerce on the Internet.

BURDENSOME GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD IMPAIR OUR RESULTS OF OPERATIONS.

         It is possible that a number of laws and regulations may be adopted concerning the Internet, relating to, among other things:

          -    user privacy;
          -    content;
          -    copyrights;
          -    distribution;
          -    telecommunications; and
          -    characteristics and quality of products and services.

         The adoption of any additional laws or regulations may decrease the popularity or expansion of the Internet. A decline in the growth of the Internet could decrease demand for our services and increase our cost of doing business. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could also harm our business.

OUR OUTSTANDING OPTIONS AND WARRANTS MAY DILUTE OUR STOCKHOLDERS' INTERESTS AND COULD HINDER US FROM OBTAINING ADDITIONAL FINANCING.

         As of December 31, 1999, we have granted options and warrants to purchase a total of 7,432,310 shares of common stock that have not been exercised. To the extent that these outstanding options and warrants are exercised, our stockholders' interests will be diluted. Also, we may not be able to obtain additional equity capital on terms we like, since the holders of the outstanding options and warrants will likely exercise them at a time when we may be able to obtain such capital on better terms than those in the options and warrants.

THE CONVERSION OF OUR CONVERTIBLE PREFERRED STOCK MAY DILUTE OUR STOCKHOLDERS' INTERESTS AND COULD HINDER US FROM OBTAINING ADDITIONAL FINANCING.

         As of December 31, 1999, we have issued and outstanding 1,000,000 shares of our Series A Preferred Stock, 2,500,000 shares of our Series C Preferred Stock, 225,000 shares of our Series F Preferred Stock and 970 shares of our Series G Preferred Stock. At our option, we can pay the dividends on our Series A Preferred Stock in cash or in shares of common stock. No dividends are currently due on the Series C Preferred Stock. We are not required to pay dividends on the Series F Preferred Stock; however, we are required to pay dividends on our Series G Preferred Stock.

         Holders of our convertible preferred stock could convert their shares into common stock at any time in the future. To the extent all of the shares of our outstanding convertible preferred stock are converted into common stock, our common stockholders' interests will be diluted. Since these shares of common stock will be registered for sale in the marketplace, future offers to sell such shares could potentially depress the price of our common stock. In the future, this could make it difficult for us or our stockholders to sell the common stock. Also, we may have problems obtaining additional equity capital on terms we like, since we can expect the holders of our convertible preferred stock to convert their shares into common stock at a time when we would be able to obtain any needed capital on more favorable terms than those of the convertible preferred stock.

STOCK PRICES OF INTERNET-RELATED COMPANIES HAVE FLUCTUATED WIDELY IN RECENT MONTHS AND THE TRADING PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES TO INVESTORS.

         As a result of our recent expansion into Internet and online commerce, the trading price of our common stock could become more volatile and could fluctuate widely in response to factors including the following, some of which are beyond our control:

          -    variations in our operating results;
          - announcements of technological innovations or new services by us or our competitors;
          - changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;
          - changes in operating and stock price performance of other Internet-related companies similar to us;
          -    conditions or trends in the Internet and technology industries;
          -    additions or departures of key personnel;
          -    future sales of our common stock; and
          -    acceptance by the market of our acquisition of NC Services.

         Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock.

TAKEOVER EFFORTS COULD BE DETERRED AS A RESULT OF OUR RIGHT TO ISSUE PREFERRED STOCK IN THE FUTURE AND CERTAIN PROVISIONS IN OUR CERTIFICATE OF INCORPORATION.

         Our Certificate of Incorporation permits our Board of Directors to issue up to 20,000,000 shares of "blank check" Preferred Stock. Our Board of Directors also has the authority to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by our stockholders. We have issued and outstanding 1,000,000 shares of Series A Preferred Stock, 2,500,000 shares of Series C Preferred Stock, 225,000 shares of Series F Preferred Stock and 970 shares of Series G Preferred Stock. If we issue additional preferred stock with voting and conversion rights, the rights of our common stockholders could be adversely affected by, among other things, the loss of their voting control to others. Any additional issuances could also delay, defer or prevent a change in our control, even if these actions would benefit our stockholders.

         Additionally, provisions of Delaware law and our Certificate of Incorporation could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK. WE PAY ANNUAL CASH OR STOCK DIVIDENDS ON SOME OF OUR PREFERRED STOCK.

         We have never paid cash dividends on our common stock and we do not expect to pay these dividends in the foreseeable future. Holders of our Series A Preferred Stock are entitled to annual dividends of 8 1/2% (aggregating $425,000 annually, in cash or stock at our option, assuming no conversion). Holders of our Series C Preferred Stock are entitled to dividends of 8% annually, so long as we have net income in excess of $1,000,000 in the applicable fiscal year. We pay these dividends quarterly, in cash or in shares of our common stock. Beginning January 1, 2000, holders of our Series G Preferred Stock were entitled to dividends of $60 per year per share of Series G Preferred Stock, payable quarterly. For the foreseeable future, we anticipate that we will retain all of our cash resources and earnings, if any, for the operation and expansion of our business, except to the extent required to satisfy our obligations under the terms of the Series A Preferred Stock, Series C Preferred Stock and Series G Preferred Stock.

SALES OF ADDITIONAL SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET MAY CAUSE OUR STOCK PRICE TO FALL.

         If we or our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants or upon the conversion of shares of our convertible preferred stock) in the public market, the market price of our common stock could fall. As of March 17, 2000, we had outstanding 28,615,102 shares of our common stock. The unregistered common stock and the common stock held by our officers and directors are "restricted" securities, as that term is defined by Rule 144 under the Securities Act. In the future, these restricted securities may be sold only in compliance with Rule 144 or if they are registered under the Securities Act or under an exemption. Generally, under Rule 144, each person who holds restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of our then-outstanding shares of common stock, or the average weekly volume of trading of our common stock as reported during the preceding four calendar weeks. A person who has not been an affiliate of ours for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years can sell such shares under Rule 144 without regard to any of the limitations described above. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, may adversely affect the prevailing market price for our common stock and could impair our ability to raise capital through a public offering of equity securities.

         In addition, as of December 31, 1999 holders of options and warrants may acquire approximately 7,432,310 shares of Common Stock and holders of shares of our Series A Preferred Stock, Series C Preferred Stock, Series F Preferred Stock and Series G Preferred Stock may acquire shares of Common Stock at various conversion rates.

NASDAQ COULD DELIST OUR COMMON STOCK, WHICH COULD MAKE IT MORE DIFFICULT FOR YOU TO SELL OR OBTAIN QUOTATIONS AS TO THE PRICE OF OUR COMMON STOCK.

         In order to continue to be listed on Nasdaq, we must meet the following requirements:

          o net tangible assets of at least $2,000,000, or a market capitalization of $35,000,000 or $500,000 in net income for two of the last three years;
          o    a minimum bid price of $1.00;
          o    two market makers;
          o    300 stockholders;
          o at least 500,000 shares in the public float or a minimum market value for the public float of $1,000,000; and
          o    compliance with certain corporate governance standards.

         If we cannot satisfy Nasdaq's maintenance criteria in the future, Nasdaq could delist our common stock. In the event of delisting, trading, if any, would be conducted only in the over-the-counter market in the so-called "pink sheets" or the NASD's Electronic Bulletin Board. As a result of any delisting, an investor would likely find it more difficult to sell or obtain quotations as to the price of our common stock.

IF THE SOFTWARE, HARDWARE, COMPUTER TECHNOLOGY AND OTHER SYSTEMS AND SERVICES THAT WE USE ARE NOT YEAR 2000 COMPLIANT, OUR OPERATING RESULTS COULD BE IMPAIRED.

         Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the recent change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

         We have assessed our hardware and software systems and we believe that our systems correctly define the year 2000. We have also assessed the embedded system contained in our leased equipment, which we believe to be Year 2000 compliant.

         In addition, we have received information from our key vendors and customers with respect to their significant Year 2000 exposures that would have a material effect on us. The financial impact on us of such third parties not achieving high levels of Year 2000 readiness cannot be estimated with any degree of accuracy. In the area of business continuity, technological operations dependent in some way on one or more third parties, the situation is much less in our ability to predict or control. In some cases, third party dependence is on vendors who are themselves working toward solutions to Year 2000 problems. In other cases, third party dependence is on suppliers of products and services to ascertain the state of Year 2000 readiness of significant third parties. We are taking steps to attempt to ensure that the third parties on which we are heavily reliant are Year 2000 ready, but cannot predict the likelihood of such compliance nor the direct and indirect costs of non-readiness by those third parties or of securing such services from alternate third parties. We are not yet aware of any Year 2000 issues relating to third parties with which we have a material relationship. If such critical third party providers experience difficulties resulting in disruption of service to us, a shutdown of our operations at individual facilities could occur for the duration of the disruption.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Selling Security Holders' shares in this offering. All proceeds from the sale of these shares will be for the accounts of the Selling Security Holders described below. See "Selling Security Holders."

                            SELLING SECURITY HOLDERS

         The following table sets forth the names of the Selling Security Holders and the maximum amount of Common Stock which may be offered for the accounts of the Selling Security Holders under this prospectus. The addresses of the Selling Security Holders are in our care unless identified otherwise.

                                              Number of        Number of        Number of
                              Number of       Shares of        Shares of        Shares of                       Percentage of
Name of Selling Security      Shares of      Common Stock     Common Stock     Common Stock        Common        Outstanding
Holders                      Common Stock     Underlying       Underlying       Underlying     Stock Offered        Common
                                Owned          Options        Debentures(1)      Warrants          Hereby         Stock (2)
------------------------------------------------------------------------------------------------------------------------------
Britannica Associates                                           748,000          140,250          888,250(3)         3.1%
Limited
c/o Wickhams Cay #2, 3rd
Floor
Omar Hodge Bldg.,
Road Town
Tortola, B.V.I.

Target Growth Fund Ltd.                                          56,000           10,500         66,500 (4)          (*)
c/o Bermuda Commercial
Bank Builiding
44 Church St.
Hamilton HM12 Bermuda

Spiga Limited                                                   120,000           22,500         142,500(5)          (*)
c/o Europa Management
Limited
Skelton Bldg.,
Road Town
Tortola, B.V.I.

E&K Trust                                                        24,000           4,500          28,500(6)           (*)
P.O. Box 762
Beverly Hills, CA 90213

Lina Abballe                                                    352,000           66,000         418,000(7)          1.5%
Apt. #7, Via Mecenate, 77
Rome, Italy 00184


                                     Page 13


George Heisel                                                    20,000           3,750           23,750(8)          (*)
300 Admiral Cove Blvd.
Jupiter, FL 33477

Arnold Fonseca                                                   40,000           7,500          47,500(9)           (*)
3416 La Shan Dr.
Murrysville, PA 15668

Christopher Briggs                                               8,000            1,500          9,500(10)           (*)
2010 Vista del Mar
Los Angeles, CA 90068

Frank Khadiri                                                    12,000           2,250          14,250(11)          (*)
1167 Hillsboro Mile #305
Hillsboro Beach, FL 33062

Alain Salem                                                      8,000            1,500          9,500(12)           (*)
16350 Ventura Blvd. #173
Encino, CA

Didier Salem                                                     12,000           2,250          14,250(13)          (*)
3278 Masters Dr.
Clearwater, FL 33761

Yousef Ebrahimian                                                16,000           3,000          19,000(14)          (*)
610 N. Camden Drive
Beverly Hills, CA 90210

Gabriel Cerrone                                                 160,000           30,000        190,000(15)          (*)
33 Phaeton Drive
West Hills, NY 11747

JRT Holdings, Inc.                                               24,000           4,500          28,500(16)          (*)
120 North Swall Drive #207
Los Angeles, CA 90048

Astor Capital                                170,000                                              170,000(17)        (*)
9300 Wilshire Blvd.
Suite 308
Beverly Hills, CA 90212

Alison Meyer Marcus         1,583,333                                                             650,000(18)        5.5%
Mountaingate Productions,
LLC
12610 Promotory Rd.
Los Angeles, CA 90049

Patricia Meyer              1,583,333                                                             650,000(18)        5.5%
Mountaingate Productions,
LLC
12610 Promotory Rd.
Los Angeles, CA 90049


                                     Page 14


Salvatore Grasso                             250,000                                              250,000(19)        (*)
Grasso/Jacobson
Productions
757 Third Ave., 27th Floor
New York, NY 10017

Lawrence Jacobson                            250,000                                              250,000(19)        (*)
1801 Avenue of the Stars
Los Angeles, CA 90067

Delta Partners Limited        200,000                                                             200,000(20)        (*)
c/o Hambrecht & Quist
1100 Newport Center Drive,
 2nd Floor
Newport Beach, CA  92660

Bibicoff & Associates                        200,000                                              200,000(21)        (*)
1990 Westwood Blvd.
Los Angeles, CA  90025

(*)  Less than one percent.

(1) The number of shares of common stock underlying the debentures assumes conversion into common stock at a conversion rate of 1.25. The conversion rate and the number of shares of common stock issuable upon conversion of the debentures is subject to further adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time. See "Plan of Distribution."

(2)  Based on 28,615,102 shares outstanding as of March 17, 2000.

(3) On November 2, 1999, we issued and sold to Brittanica a convertible debenture in the principal amount of $250,000. On that date, we also granted Brittanica warrants to acquire an aggregate of 37,500 shares of common stock. This registration statement includes 200,000 shares of common stock to be issued upon conversion of this debenture. On December 8, 1999, we issued and sold to Brittanica a convertible debenture in the principal amount of $75,000. On that date, we also granted Brittanica warrants to acquire an aggregate of 11,250 shares of common stock. This registration statement includes 60,000 shares of common stock to be issued upon conversion of this debenture. On December 14, 1999, we issued and sold to Brittanica a convertible debenture in the principal amount of $200,000. On that date, we also granted Brittanica warrants to acquire an aggregate of 30,000 shares of common stock. This registration statement includes 160,000 shares of common stock to be issued upon conversion of this debenture. On January 25, 2000, we issued and sold to Brittanica a convertible debenture in the principal amount of $300,000. On that date, we also granted Brittanica warrants to acquire an aggregate of 45,000 shares of common stock. This registration statement includes 240,000 shares of common stock to be issued upon conversion of this debenture. On February 7, 2000, we issued and sold to Brittanica a convertible debenture in the principal amount of $110,000. On that date, we also granted Brittanica warrants to acquire an aggregate of 16,500 shares of common stock. This registration statement includes 88,000 shares of common stock to be issued upon conversion of this debenture.

(4) On February 7, 2000, we issued and sold to Target Growth Fund Ltd. a convertible debenture in the principal amount of $70,000. On that date, we also granted Target Growth Fund Ltd. warrants to acquire an aggregate of 10,500 shares of common stock. This registration statement includes 56,000 shares of common stock to be issued upon conversion of this debenture.

(5) On December 8, 1999, we issued and sold to Spiga a convertible debenture in the principal amount of $100,000. On that date, we also granted Spiga warrants to acquire an aggregate of 15,000 shares of common stock. This registration statement includes 80,000 shares of common stock to be issued upon conversion of this debenture. On February 7, 2000, we issued and sold to Spiga a convertible debenture in the principal amount of $50,000. On that date, we also granted Spiga warrants to acquire an aggregate of 7,500 shares of common stock. This registration statement includes 40,000 shares of common stock to be issued upon conversion of this debenture.

(6) On February 7, 2000, we issued and sold to E&K Trust a convertible debenture in the principal amount of $30,000. On that date, we also granted E&K Trust warrants to acquire an aggregate of 4,500 shares of common stock. This registration statement includes 24,000 shares of common stock to be issued upon conversion of this debenture.


                                     Page 15


(7) On January 18, 2000, we issued and sold to Lina Abballe a convertible debenture in the principal amount of $400,000. On that date, we also granted Ms. Abballe warrants to acquire an aggregate of 60,000 shares of common stock. This registration statement includes 320,000 shares of common stock to be issued upon conversion of this debenture. On February 7, 2000, we issued and sold to Ms. Abballe a convertible debenture in the principal amount of $40,000. On that date, we also granted Ms. Abballe warrants to acquire an aggregate of 6,000 shares of common stock. This registration statement includes 32,000 shares of common stock to be issued upon conversion of this debenture.

(8) On December 1, 1999, we issued and sold to George Heisel a convertible debenture in the principal amount of $25,000. On that date, we also granted Mr. Hesiel warrants to acquire an aggregate of 3,750 shares of common stock. This registration statement includes 20,000 shares of common stock to be issued upon conversion of this debenture.

(9) On December 8, 1999, we issued and sold to Arnold Fonseca a convertible debenture in the principal amount of $50,000. On that date, we also granted Mr. Fonseca warrants to acquire an aggregate of 7,500 shares of common stock. This registration statement includes 40,000 shares of common stock to be issued upon conversion of this debenture.

(10) On February 7, 2000, we issued and sold to Christopher Briggs a convertible debenture in the principal amount of $10,000. On that date, we also granted Mr. Briggs warrants to acquire an aggregate of 1,500 shares of common stock. This registration statement includes 8,000 shares of common stock to be issued upon conversion of this debenture.

(11) On February 7, 2000, we issued and sold to Frank Khadiri a convertible debenture in the principal amount of $15,000. On that date, we also granted Mr. Khadiri warrants to acquire an aggregate of 2,250 shares of common stock. This registration statement includes 12,000 shares of common stock to be issued upon conversion of this debenture.

(12) On February 7, 2000, we issued and sold to Alain Salem a convertible debenture in the principal amount of $10,000. On that date, we also granted Alain Salem warrants to acquire an aggregate of 1,500 shares of common stock. This registration statement includes 8,000 shares of common stock to be issued upon conversion of this debenture.

(13) On February 7, 2000, we issued and sold to Didier Salem a convertible debenture in the principal amount of $15,000. On that date, we also granted Didier Salem warrants to acquire an aggregate of 2,250 shares of common stock. This registration statement includes 12,000 shares of common stock to be issued upon conversion of this debenture.

(14) On February 7, 2000, we issued and sold to Yousef Ebrahimian a convertible debenture in the principal amount of $20,000. On that date, we also granted Mr. Ebrahimian warrants to acquire an aggregate of 3,000 shares of common stock. This registration statement includes 16,000 shares of common stock to be issued upon conversion of this debenture.

(15) On November 2, 1999, we issued and sold to Gabriel Cerrone a convertible debenture in the principal amount of $100,000. On that date, we also granted Mr. Cerrone warrants to acquire an aggregate of 15,000 shares of common stock. This registration statement includes 80,000 shares of common stock to be issued upon conversion of this debenture. On December 14, 1999, we issued and sold to Mr. Cerrone a convertible debenture in the principal amount of $100,000. On that date, we also granted Mr. Cerrone warrants to acquire an aggregate of 15,000 shares of common stock. This registration statement includes 80,000 shares of common stock to be issued upon conversion of this debenture.

(16) On February 7, 2000, we issued and sold to JRT Holdings, Inc. a convertible debenture in the principal amount of $30,000. On that date, we also granted JRT Holdings, Inc. warrants to acquire an aggregate of 4,500 shares of common stock. This registration statement includes 24,000 shares of common stock to be issued upon conversion of this debenture.

(17) On January 7, 2000, we granted Astor Capital options to acquire an aggregate of 170,000 shares of common stock as compensation for consulting services.

(18) Alison Meyer Marcus and Patricia Meyer acquired their common stock through the conversion of 1,300,000 shares of our Series C Convertible Preferred Stock.

(19) Salvatore Grosso and Lawrence Jacobson acquired their options pursuant to a grant made on January 14, 1999.

(20) On January 7, 2000, we entered into an agreement with Delta Partners Limited for the offer and sale of 200,000 shares of our common stock for $250,000 pursuant to a Private Placement Agreement.


                                     Page 16


(21) On January 7, 2000, we granted Bibicoff & Associates options to acquire 200,000 shares of common stock. Of the 200,000 options, 100,000 vest when our common stock reaches a closing bid price of $10.00 or more for 10 consecutive trading days and the remaining 100,000 options vest when our common stock reaches a closing bid price of $15.00 or more for 10 consecutive trading days.

         The Selling Security Holders may offer all or some portion of the common stock that they have the right to acquire upon conversion of the convertible debentures and the preferred stock and/or upon exercise of the warrants. Accordingly, no estimate can be given as to the amount of the common stock that will be held by the Selling Security Holders upon termination of any such sales. See "Plan of Distribution."

         The term Selling Security Holders includes the holders listed in any supplement to this prospectus and any beneficial owners of the common stock and their transferees, pledgees, donees or other successors. Any supplement will contain certain information about the Selling Security Holders and the number of shares of common stock beneficially owned by the Selling Security Holders that may be offered pursuant to this prospectus. Such information will be obtained from the Selling Security Holders.

         Under the Securities Exchange Act of 1934, as amended and its rules and regulations, any person distributing the common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to beginning the distribution. In addition, the Selling Security Holders will need to comply with applicable provisions of the Exchange Act and its rules and regulations including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of common stock by the Selling Security Holders. Regulation M contains certain limitations and prohibitions intended to prevent issuers, selling security holders and other participants in a distribution of securities from conditioning the market through manipulative or deceptive devices to facilitate the distribution.

         We will bear all costs, expenses and fees in connection with the registration of the Selling Security Holders' shares. All brokerage commissions, if any, attributable to the sale of the Selling Security Holders' shares will be borne by them.

                              PLAN OF DISTRIBUTION

         In August, 1999, we authorized the issuance and sale of (i) up to $4,000,000 principal amount of our 6% Convertible Subordinated Debentures Due 2001 (the "Debentures") convertible into shares of common stock; (ii) Series A Stock Purchase Warrants (the "Series A Warrants") to purchase up to 400,000 shares of common stock at an exercise price of $1.25625 per share and (iii) Series B Stock Purchase Warrants (the "Series B Warrants" and together with the Series A Warrants, the "Warrants," and collectively with the Debentures, the "Securities") to purchase up to 300,000 shares of common stock at an exercise price of $1.361 per share. We issued and sold an aggregate of $4,000,000 principal amount of the Debentures, 300,000 Series A Warrants and 300,000 Series B Warrants in units (the "Units") each consisting of $10,000 principal amount of Debentures, 750 Series A Warrants and 750 Series B Warrants.

         We pay interest on the unpaid principal balance of the Debentures at a rate of six percent (6%) per annum, payable quarterly in arrears on each March 31, June 30, September 30 and December 31. The Debentures are convertible into shares of common stock. The number of shares issued upon conversion of the Debentures is that number of shares of common stock as equals the principal amount of the Debentures converted, divided by the lesser of (a) one dollar and twenty-five and three-eighths cents ($1.25375) or (b) eighty-five percent (85%) of the Market Price (as hereinafter defined) of a share of common stock on the date of conversion. The Market Price shall mean the average of the two lowest closing bid prices for a share of common stock in the principal market on which it trades during the ten (10) trading days preceding, but not including, the date as of which the Market Price is being determined. With respect to the payment of principal of, interest on and any other amounts due under the Debentures, the Debentures are subordinated to Senior Indebtedness (as hereinafter defined) until all Senior Indebtedness is paid in full upon the occurrence of (a) our dissolution, liquidation, or reorganization or (b) any event of default with respect to any Senior Indebtedness. Senior Indebtedness shall mean all present and future (a) indebtedness from a bank or other financial institution for money borrowed, (b) indebtedness from a bank or other financial institutions consisting of reimbursement obligations due and owing with respect to letters of credit; (c) indebtedness consisting of obligations payable to banks and other financial institutions under interest rate and currency swaps, floors, caps or other similar arrangements intended to fix interest rate obligations; (d) all indebtedness and obligations of others of the kinds described in the preceding clauses (a), (b) and (c) assumed or guaranteed in any manner by us; and (e) all renewals, extensions, refundings, deferrals, amendments or modifications of indebtedness or obligations of the kinds described in any of the preceding clauses (a) through (d).

         On November 2, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $250,000 to Brittanica Associates Limited ("Brittanica"). We also granted Brittanica warrants to purchase an aggregate of 37,500 shares of common stock. On December 8, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $75,000 to Brittanica. We also granted Brittanica warrants to purchase an aggregate of 11,250 shares of common stock. On December 14, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $200,000 to Brittanica. We also granted Brittanica warrants to purchase an aggregate of 30,000 shares of common stock. On January 25, 2000, we sold a 6% Convertible Subordinated Debenture in the principal amount of $300,000 to Brittanica. We also granted Brittanica warrants to purchase an aggregate of 45,000 shares of common stock. On February 7, 2000, we sold a 6% Convertible Subordinated Debenture in the principal amount of $110,000 to Brittanica. We also granted Brittanica warrants to purchase an aggregate of 16,500 shares of common stock.

         On November 2, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $100,000 to Gabriel Cerrone. We also granted Mr. Cerrone warrants to purchase an aggregate of 15,000 shares of common stock. On December 14, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $100,000 to Mr. Cerrone. We also granted Mr. Cerrone warrants to purchase an aggregate of 15,000 shares of common stock.

         On December 1, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $25,000 to George Heisel. We also granted Mr. Heisel warrants to purchase an aggregate of 3,750 shares of common stock.

         On December 8, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $100,000 Spiga Limited ("Spiga"). We also granted Spiga warrants to purchase an aggregate of 15,000 shares of common stock. On February 7, 2000, we sold a 6% Convertible Subordinated Debenture in the principal amount of $50,000 to Spiga. We also granted Spiga warrants to purchase an aggregate of 7,500 shares of common stock.

         On December 8, 1999, we sold a 6% Convertible Subordinated Debenture in the principal amount of $50,000 to Arnold Fonseca. We also granted Mr. Fonseca warrants to purchase an aggregate of 7,500 shares of common stock.

         On January 18, 2000, we sold a 6% Convertible Subordinated Debenture in the principal amount of $400,000 to Lina Abballe. We also granted Ms. Abballe warrants to purchase an aggregate of 60,000 shares of common stock. On February 7, 2000, we sold a 6% Convertible Subordinated Debenture in the principal amount of $40,000 to Ms. Abballe. We also granted Ms. Abballe warrants to purchase an aggregate of 6,000 shares of common stock.

         On February 7, 2000, we sold a 6% Convertible Subordinated Debenture in the principal amount of $70,000 to Target Growth Fund Ltd. ("Target"). We also granted Target warrants to purchase an aggregate of 10,500 shares of common stock.

         On February 7, 2000, we sold a 6% Convertible Subordinated Debenture in the principal amount of $30,000 to E&K Trust. We also granted E&K Trust warrants to purchase an aggregate of 4,500 shares of common stock.

         On February 7, 2000, we sold a 6% Convertible Subordinated Debenture in the principal amount of $10,000 to Christopher Briggs. We also granted Mr. Briggs warrants to purchase an aggregate of 1,500 shares of common stock.

         On February 7, 2000, we sold a 6% Convertible Subordinated Debenture in the principal amount of $15,000 to Frank Khadiri. We also granted Mr. Khadiri warrants to purchase an aggregate of 2,250 shares of common stock.

         On February 7, 2000, we sold a 6% Convertible Subordinated Debenture in the principal amount of $10,000 to Alain Salem. We also granted Alain Salem warrants to purchase an aggregate of 1,500 shares of common stock.

         On February 7, 2000, we sold a 6% Convertible Subordinated Debenture in the principal amount of $15,000 to Didier Salem. We also granted Didier Salem warrants to purchase an aggregate of 2,250 shares of common stock.

         On February 7, 2000, we sold a 6% Convertible Subordinated Debenture in the principal amount of $20,000 to Yousef Ebrahimian. We also granted Mr. Ebrahimian warrants to purchase an aggregate of 3,000 shares of common stock.

         On February 7, 2000, we sold a 6% Convertible Subordinated Debenture in the principal amount of $30,000 to JRT Holdings, Inc. ("JRT"). We also granted JRT warrants to purchase an aggregate of 4,500 shares of common stock.

         Our gross proceeds from the offer and sale of Debentures in the aggregate principal amount of $4,000,000 was $4,000,000 and our net proceeds were approximately $3,982,000.

         The Selling Security Holders have advised us that the sale or distribution of the common stock may be effected directly to purchasers by the Selling Security Holders as a principal or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the Nasdaq SmallCap market, or in the over-the-counter market, (ii) in transactions otherwise than on any stock exchange or in the over-the-counter market, or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Common Stock. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Security Holders or by agreements between the Selling Security Holders and underwriters, brokers, dealers or agents or purchasers. If the Selling Security Holders effect such transactions by selling common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Security Holders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Because each of the Selling Security Holders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of their shares, the Selling Security Holders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act until its participation in the distribution is completed.

         To comply with the securities laws of certain jurisdictions, if applicable, the shares of common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares of common stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. Upon request of the Selling Security Holders, we will make all applicable filings under state securities or blue sky laws.

         The Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of common stock by the Selling Security Holders. The foregoing may affect the marketability of the shares of common stock.

         We will pay all expenses of the registration of the shares, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Security Holders will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Security Holders against certain civil liabilities, including certain liabilities under the Securities Act, or the Selling Security Holders will be entitled to contribution from us relating to these liabilities.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our Bylaws provide that we will indemnify our directors and executive officers and any of our other officers, employees and agents to the fullest extent permitted by Delaware law. Our Bylaws also empower us to enter into indemnification agreements with any such persons and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

         Our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to us and to our stockholders. Such provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. Each director continues to be subject to liability for breach of the director's duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or federal environmental laws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Troop Steuber Pasich Reddick & Tobey, LLP.

                                     EXPERTS

         The financial statements included in our Annual Report on Form 10-KSB for our fiscal year ended June 30, 1999 and incorporated by reference in this Prospectus and the Registration Statement of which this prospectus is a part have been audited by Singer Lewak Greenbaum & Goldstein, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing and giving said reports.

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED
IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED
ANYONE TO PROVIDE INFORMATION DIFFERENT FROM
THAT CONTAINED IN THIS PROSPECTUS. NEITHER                 4,270,000 SHARES
THE DELIVERY OF THIS PROSPECTUS NOR SALE OF
COMMON STOCK MEANS THAT INFORMATION CONTAINED              NETCURRENTS, INC.
IN THIS PROSPECTUS IS CORRECT AFTER THE DATE
OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN                COMMON STOCK
OFFER TO SELL OR SOLICITATION OF AN OFFER TO
BUY THESE SHARES OF COMMON STOCK IN ANY
CIRCUMSTANCES UNDER WHICH THE OFFER OR
SOLICITATION IS UNLAWFUL.


                         TABLE OF CONTENTS

                                            Page

WHERE YOU CAN FIND MORE INFORMATION...........3
INCORPORATION OF CERTAIN DOCUMENTS BY
   REFERENCE..................................3
CAUTIONARY NOTICE REGARDING FORWARD-
LOOKING STATEMENTS............................4
PROSPECTUS SUMMARY............................5                PROSPECTUS
RISK FACTORS..................................7
USE OF PROCEEDS..............................13              March 20, 2000
SELLING SECURITY HOLDERS.....................14
PLAN OF DISTRIBUTION.........................17
DISCLOSURE OF COMMISSION POSITION ON
  INDEMNIFICATION FOR SECURITIES
  ACT LIABILITIES............................20
LEGAL MATTERS................................20
EXPERTS......................................20

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee..............................   $       8,172.78
Nasdaq filing fee.................................          17,500.00
Legal fees and expenses...........................           3,500.00
Accounting fees and expenses......................           2,500.00
Miscellaneous expenses............................                  0
                                                       --------------
                           Total..................   $      31,672.78
                                                       ==============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

         Article VI of our Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

         Article VII of our Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interests, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

         We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16. EXHIBITS

         2.1 Agreement and Plan of Merger, dated September 15, 1997, by and among The Producers Entertainment Group Ltd., TPEG Acquisition I Corp., The Grosso-Jacobson Entertainment Corporation, Salvatore Grosso and Lawrence S. Jacobson. (2)

         2.2 Agreement and Plan of Merger, dated September 15, 1997, by and among The Producers Entertainment Group Ltd., TPEG Acquisition II Corp., The Grosso-Jacobson Productions, Inc., Salvatore Grosso and Lawrence S. Jacobson. (2)

         2.3 Agreement and Plan of Merger, dated September 15, 1997, by and among The Producers Entertainment Group Ltd., TPEG Acquisition III Corp., Grosso-Jacobson Music Company, Inc., Salvatore Grosso and Lawrence S. Jacobson. (2)

         2.4 Agreement of Merger, dated as of July 15, 1998, by and among The Producers Entertainment Group Ltd., TPEG Merger Company, MWI Distribution, Inc. and Tom Daniels and Craig Sussman. (3)

         2.5 Amended and Restated Agreement and Plan of Merger, dated November 1, 1999, by and among IAT Resources Corporation, Infolocity, Inc., Infolocity Merger Sub, Inc., Victor A. Holtorf and James J. Cerna, Jr. (7)

         4.1 Securities Purchase Agreement, dated July 31, 1998, between the Company and the Augustine Fund, L.P. (1)

         4.2 Registration Rights Agreement, dated July 31, 1998, between the Company and the Augustine Fund, L.P.(1)

         4.3 Escrow Agreement, dated as of July 31, 1998, among the Augustine Fund, L.P., the Company and H. Glenn Bagwell, Jr., as Escrow Agent. (1)

         4.4 Securities Purchase Agreement, dated January 14, 1999, between the Company and Strategic Capital Consultants. (4)

         4.5 Securities Purchase Agreement, dated January 14, 1999, between the Company and Mountaingate Productions, LLC. (4)

         4.6 Certificate of Designations for Series A Preferred Stock, dated December 13, 1994. (8)

         4.7 Certificate of Designations for Series B Preferred Stock, dated July 15, 1998. (5)

         4.8 Certificate of Designations for Series C Preferred Stock, dated March 26, 1999. (5)

         4.9 Certificate of Designations for Series D Preferred Stock, dated July 31, 1998. (1)

         4.10 Certificate of Designations for Series E Preferred Stock, dated July 31, 1998. (1)

         4.11 Certificate of Designations for Series F Preferred Stock, dated July 31, 1998. (1)

         4.12 Certificate of Designations for Series G Convertible Preferred Stock, dated November 15, 1999 (6).

         5.1   Opinion of Troop Steuber Pasich Reddick & Tobey LLP.

         23.1 Consent of Singer Lewak Greenbaum & Goldstein, LLP, Independent Accountants.

         23.2  Consent of Counsel (included in Exhibit 5.1).

         24.1  Power of Attorney (included on signature page).

-----------------------------------

(1) Incorporated by reference to our Registration Statement on Form S-3 filed September 1, 1998
(2) Incorporated by reference to our Report on Form 8-K filed November 4, 1997 (as amended on December 29, 1997). (3) Incorporated by reference to our Report on Form 8-K filed July 31, 1998.
(4) Incorporated by reference to our Report on Form 10-QSB, as filed on May 24, 1999 (as amended on June 10, 1999).
(5) Incorporated by reference to our Report on Form 10-KSB, as filed on October 13, 1999.
(6) Incorporated by reference to our Registration Statement on Form S-3 filed November 17, 1999.
(7) Incorporated by reference to our Definitive Proxy Statement filed on November 17, 1999.
(8)  Incorporated by reference to our Report on Form 8-K filed June 19, 1996.


ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to
               Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 20th day of March, 2000.

                                      NETCURRENTS, INC.

                                      By /S/ IRWIN MEYER
                                         ---------------------------
                                             Irwin Meyer
                                             Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Irwin Meyer and Arthur Bernstein and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

       SIGNATURE                            TITLE                          DATE
------------------------    ------------------------------------    -----------------
    /S/ IRWIN MEYER         Chief Executive Officer and Director    March 20, 2000
------------------------    (Principal Executive Officer)
      Irwin Meyer

  /S/ MICHAEL ISCOVE        Director (Principal Financial           March 20, 2000
------------------------    and Accounting Officer)
    Michael Iscove

 /S/ ARTHUR BERNSTEIN       Executive Vice President and Director   March 20, 2000
------------------------
   Arthur Bernstein

  /S/ IVAN BERKOWITZ        Director                                March 20, 2000
------------------------
    Ivan Berkowitz

 /S/ THOMAS A. DANIELS      Director                                March 20, 2000
------------------------
   Thomas A. Daniels

                            Chief Operating Officer and Director
------------------------
   Victor A. Holtorf

                            Executive Vice President of
                            Strategic Planning and Director
------------------------
  James J. Cerna, Jr.